                                SERVICE AGREEMENT

                                       for

                              services rendered to

                   LINCOLN LIFE & ANNUITY COMPANY OF NEW YORK

                                       by

                         DELAWARE SERVICE COMPANY, INC.

                               SERVICES AGREEMENT


     THIS SERVICES AGREEMENT (the "Agreement") is made as of January 10, 2000, by and among Delaware Management Holdings, Inc., a Delaware corporation ("Holdings"), Delaware Service Company, Inc., a Delaware corporation and a wholly owned subsidiary of Holdings ("Delaware"), and Lincoln Life & Annuity Company of New York, a New York insurance corporation ("LNY").

     The parties hereto, in consideration of the mutual covenants hereinafter expressed, agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

     Section 1.1 DEFINITIONS. The following terms shall have the respective meanings set forth in this Section 1.1 for all purposes of this Agreement except where the application of such definitions is limited by reference in this
Section 1.1 to a specific Article of this Agreement (such definitions to be equally applicable to both the singular and plural forms of the terms herein defined):

     "Accounting Schedule" means SCHEDULE 1.1(A) hereto, which sets forth the accounting services to be rendered pursuant to this Agreement, as such Schedule may be amended from time to time pursuant to Section 15.1.

     "Accounting Services" means the services listed in the Accounting Schedule with respect to the Accounts.

     "Accounts" means the Separate Accounts.

     "Affiliate" means, with respect to any entity, any other entity controlling, controlled by, or under common control with such entity.

     "Business Day" means a day on which the New York Stock Exchange is open for trading.

     "Calculation Losses" means any losses suffered by a Contractowner, Third Party Administrator, or Separate Account directly caused by an error in a Net Asset Value or in Unit Value, or by the delivery to LNY of a Net Asset Value or Unit Value after the applicable deadline provided for in Section 2.1; provided, however, that such losses shall not include any consequential damages.

     "Contractowner" means the present or former owner of an insurance or annuity contract supported by a Separate Account, or any beneficiary or annuitant thereof.

     "Delaware" has the meaning set forth in the preamble to this Agreement.


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

     "Delaware Affiliate" means Holdings and any entity that is directly or indirectly controlled by Holdings.

     "Holdings" has the meaning set forth in the preamble to this Agreement.

     "Lincoln Affiliate" means any Affiliate of LNY other than a Delaware Affiliate.

     "LNY" has the meaning set forth in the preamble to this Agreement.

     "Net Asset Value" means the market value of a Fund or Series share calculated each day by taking the closing market value of all securities owned, adding the value of all other assets (such as cash), subtracting all liabilities.

     "Renewal Term" means each successive one-year term occurring after the expiration of the initial term of this Agreement as described in Section 10.1.

     "Separate Account" means a separate account of LNY identified as such on the Accounting Schedule, and any additional separate account or sub-account of LNY or any Lincoln Affiliate (or of any other person if LNY or any Lincoln Affiliate has administrative responsibilities with respect to such separate account or sub-account pursuant to any reinsurance agreement or otherwise) designated in accordance with Section 4.1.

     "Third Party Administrator" means an administrator of insurance or annuity contracts acting on behalf of Contractowners.

     "Unit Value" means the daily unit value per unit of the respective Separate Accounts or sub-accounts thereof for each Business Day, all determined in accordance with any applicable prospectus or regulatory requirement.

     "Value Calculation Services" means those Accounting Services consisting of or incidental to the calculation and communication of Unit Values in accordance with the terms of this Agreement.

                                    ARTICLE 2
                                SCOPE OF SERVICES

     Section 2.1 SCOPE OF SERVICES. Delaware shall provide the Accounting Services to LNY with respect to each of the Separate Accounts, all in accordance with the terms of this Agreement. Without limiting the generality of the foregoing, Delaware, no later than 6:00 p.m. (New York City time) on each Business Day, shall in accordance with the terms of this Agreement provide to LNY the Value Calculation Services for each of the Accounts. In the event of any error in the Value Calculation Services, the parties hereto will follow the procedures set forth in SCHEDULE 2.1, without prejudice to any other rights described in this Agreement.


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                                    ARTICLE 3
                            LNY'S SUPPORT OBLIGATIONS

     Section 3.1 PROVISION OF DATA. LNY shall use its best efforts to provide or cause to be provided to Delaware the data identified in SCHEDULE 3.1 during the periods and in accordance with the procedures identified in such Schedule, it being understood that Delaware shall not be responsible for any Calculation Losses or other claims, suits, hearings, actions, damages, liabilities, fines, penalties, costs, losses or expenses, including reasonable attorney's fees, which any party may sustain or incur, directly or indirectly, in each case to the extent caused by or arising from LNY's failure to provide such data in accordance with such SCHEDULE 3.1.

     Section 3.2 DATA TO BE PROVIDED BY THIRD PARTIES. With respect to each of the mutual funds identified in SCHEDULE 3.2 as an available investment of one or more of the Separate Accounts and each third party service provider identified in such Schedule, LNY shall direct each of the managers of such funds or such service provider, as the case may be, to provide or cause to be provided to Delaware the data identified in SCHEDULE 3.2 in accordance with the procedures and time deadlines identified in such Schedule.

                                    ARTICLE 4
                      NEW ACCOUNTS; NEW INVESTMENT MANAGERS

     Section 4.1 ADDITIONAL ACCOUNTS. LNY may from time to time designate (i) one or more additional separate accounts to constitute Separate Accounts for all purposes of this Agreement, or (ii) one or more newly established sub-accounts of any Separate Account. Such designation shall be:

          (a) subject to Delaware's consent, which shall not be unreasonably withheld; provided, that such consent shall be considered to be unreasonably withheld if Delaware does not make reasonable efforts to accept such new separate accounts and sub-accounts, which efforts shall include, but not be limited to, reasonable consideration of the expansion of Delaware's infrastructure to handle such new separate accounts and sub-accounts; and

          (b) evidenced by a writing executed by LNY and Delaware setting forth the name of such separate account or new sub-account, the effective date of the designation thereof as a Separate Account or new sub-account, and any other matters the parties wish to include.

Except as otherwise specified in such writing, Delaware shall provide to LNY with respect to a Separate Account or new sub-account, the same Accounting Services as are specified in the Accounting Schedule with respect to the other Separate Accounts or sub-account of a Separate Account, as the case may be.


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                                    ARTICLE 5
                                     CHARGES

     Section 5.1 ACCRUAL OF CHARGES. LNY agrees to reimburse Delaware for the Accounting Services provided by Delaware to LNY pursuant to this Agreement. The charge to LNY for such Accounting Services shall be at cost and shall include all direct and directly allocable expenses, reasonably and equitably determined to be attributable to LNY by Delaware, plus a reasonable charge for direct overhead, the amount of such charge for overhead to be agreed upon by the parties from time-to-time.

     Subject to New York Insurance Department Regulation 33, the bases for determining such charges to LNY shall be those used by Delaware for internal cost distribution including, where appropriate, time records prepared at least annually for this purpose.

     Such bases shall be modified and adjusted by mutual agreement where necessary or appropriate to reflect fairly and equitably the actual incidence of cost incurred by Delaware on behalf of LNY.

     Cost analyses will be made at least annually by Delaware to determine, as closely as possible, the actual cost of Accounting Services rendered to LNY hereunder. Delaware shall forward to LNY the information developed by these analyses, and such information shall be used to develop bases for the distribution of expenses which more currently reflect the actual incidence of cost incurred by Delaware on behalf of LNY.

     Delaware's determination of charges hereunder shall be in accordance with New York Insurance Department Regulation 33 to the extent applicable and shall be presented to LNY, and if LNY objects to any such determination, it shall so advise Delaware within thirty (30) days of receipt of notice of said determination. Unless the parties can reconcile any such objection, they shall agree to the selection of a firm of independent certified public accountants which shall determine the charges properly allocable to LNY and shall, within a reasonable time, submit such determination, together with the basis therefor, in writing to Delaware and LNY, whereupon such determination shall be binding. The expenses of such a determination by a firm of independent certified public accountants shall be borne equally by Delaware and LNY.

     Section 5.2 PAYMENT OF CHARGES BY LNY. Delaware shall submit to LNY within thirty (30) days of the end of each calendar month a written statement of the amount estimated to be owed by LNY for Accounting Services pursuant to this Agreement in that calendar month, and LNY shall pay to Delaware within thirty
(30) days following receipt of such written statement the amount set forth in the statement.

        Within thirty (30) days after the end of each calendar quarter, Delaware will submit to LNY a detailed written statement of the charges due from LNY to Delaware in the preceding calendar quarter, including charges not included in any previous statements, and any balance payable or to be refunded as shown in such statement shall be paid or refunded within fifteen (15) days following receipt of such written statement by LNY.


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

                                    ARTICLE 6
                        STANDARD OF CARE; INDEMNIFICATION

     Section 6.1 STANDARD OF CARE. Delaware shall provide the Accounting Services with a level of care equal to or greater than the level of care at which it performs similar functions for mutual funds that are sponsored or managed by any Delaware Affiliate, and in any event, Delaware shall always exercise reasonable care in performing the Accounting Services.

     Section 6.2 INDEMNIFICATION

     (a) INDEMNIFICATION BY LNY. LNY shall indemnify, defend and hold harmless Delaware and any Delaware Affiliate, and the directors, officers and employees of the foregoing (each individually, a "Delaware Indemnified Party"), against any and all claims, suits, hearings, actions, damages, liabilities, fines, penalties, costs, losses or expenses, including reasonable attorney's fees, which any Delaware Indemnified Party may sustain or incur, directly or indirectly, in each case to the extent caused by or arising from (i) the negligence, recklessness or intentional misconduct of LNY or any Lincoln Affiliate, or any director, officer or employee thereof, in the performance of this Agreement; or (ii) the failure of LNY to comply with the terms of this Agreement.

     (b) INDEMNIFICATION BY DELAWARE. Subject to Section 3.1, Delaware shall indemnify, defend and hold harmless LNY, the Lincoln Affiliates and the directors, officers and employees of the foregoing (each individually, a "Lincoln Indemnified Party") against any and all claims, suits, hearings, actions, damages, liabilities, fines, penalties, costs, losses (including but not limited to (a) Calculation Losses reimbursed by LNY and (b) any market fluctuation losses incurred by LNY in effecting such reimbursement) or expenses, including reasonable attorney's fees, which any Lincoln Indemnified Party may sustain or incur, directly or indirectly, in each case to the extent caused by or arising from (i) the negligence, recklessness or intentional misconduct of Delaware or any Delaware Affiliate, or any director, officer or employee thereof, in the performance of this Agreement; or (ii) the failure of Delaware to comply with the terms of this Agreement.

     (c) PROCEDURES. Subject to the provisions of Section 6.2(d), promptly after receipt by a Delaware Indemnified Party or a Lincoln Indemnified Party (each, an "Indemnified Party") of notice of the commencement of any action, proceeding, investigation or claim by any Contractowner or other third party (a "Proceeding"), the Indemnified Party shall, if a claim in respect thereof is to be made pursuant to this Section 6.2 against another party to this Agreement (the "Indemnifying Party"), notify the Indemnifying Party in writing of the commencement thereof; but the failure so to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability under this Section 6.2, except to the extent that such failure to notify actually prejudices the Indemnifying Party. In case any such Proceeding shall be brought against an Indemnified Party, the Indemnifying Party shall be entitled to participate in and to assume the defense thereof, with counsel satisfactory to the Indemnified Party, and after notice from the Indemnifying Party to the Indemnified Party of the Indemnifying Party's election to assume the defense thereof, the Indemnifying Party shall not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than reasonable costs of investigation; provided, however, that (i) if, in the reasonable judgment of the Indemnified Party, it is advisable for the Indemnified Party to be represented by separate counsel other than counsel for the Indemnifying Party, the Indemnified


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Party shall have the right to employ a single counsel to represent the
Indemnified Party, in which event the reasonable fees and expenses of such separate single counsel shall be borne by the Indemnifying Party, and (ii) in the case of any Proceeding brought by any governmental authority, the Indemnifying Party shall have the right to participate in, but not to assume the defense of, such Proceeding. The Indemnifying Party shall not be obligated under any settlement agreement relating to any Proceeding under this Section 6.2 to which it has not consented in writing, which consent shall not be unreasonably withheld.

     (d) PRESERVING RIGHTS WITH RESPECT TO CALCULATION LOSSES. Notwithstanding
Section 6.2(c), LNY may in its sole discretion elect to reimburse a Contractowner, Third Party Administrator, or Separate Account for Calculation Losses out of LNY's own funds and such reimbursement shall have no effect on the respective indemnification obligations of the parties pursuant to Section 6.2(a) and (b).

     (e) OVERPAYMENTS. The parties agree that there may be circumstances in which it would not be commercially reasonable for LNY to seek reimbursement from one or more Contractowners of overpayments made them, taking into account relevant factors such as industry practice; the amount of such overpayments; the number of Contractowners overpaid; the cost of seeking reimbursement; and the implications for customer relations of seeking reimbursement. In the event of any overpayment to a Contractowner for which LNY intends to seek indemnification from Delaware pursuant to Section 6.2(b) without seeking reimbursement from the Contractowner, the parties shall negotiate in good faith as to what effect, if any, the determination not to seek such reimbursement should have under the circumstances on the rights of LNY or the Funds to indemnification for the amounts overpaid.

                                    ARTICLE 7
                               INSURANCE COVERAGE

     Section 7.1 INSURANCE. Delaware and Holdings shall maintain insurance coverage at a level at least equal to the insurance coverage held by each of them at the time this Agreement becomes effective.

                                    ARTICLE 8
                    FORCE MAJEURE AND DISASTER RECOVERY PLAN

     Section 8.1 FORCE MAJEURE; DISASTER RECOVERY PLAN. No party shall be liable to any other party for any damages caused by delays beyond its reasonable control, including, without limitation, those delays occasioned by fire, strike, labor dispute, acts of the other party, acts of any common carrier, pricing service, corporate action service, or telephone network, acts of the power supply company or its networks, restrictions by civil or military authorities, acts of nature, or unforeseen transportation failures. In the event of any such delay, the hindered party shall promptly notify the other parties and, upon the giving of such notice, the period of time for performance of obligations hereunder affected by such delays will be extended by the same number of days as the delay. Notwithstanding the foregoing, Delaware shall maintain and implement a customary disaster recovery plan and such plan shall be reasonably acceptable to LNY and the Funds. This Article 8 shall not excuse any failure to perform, or extend the time for performance of, any obligation of Delaware under this Agreement to the extent that such


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failure or delay would have been avoided by compliance with such disaster recovery plan, or by the use of reasonable, readily available alternatives.

                                    ARTICLE 9
                                  EFFECTIVENESS

     Section 9.1 EFFECTIVENESS.

          This Agreement shall become effective upon the date first set forth above ("Effective Date").

                                   ARTICLE 10
                              TERM AND TERMINATION

     Section 10.1 TERM. The initial term of this Agreement shall end on the fourth anniversary of the Effective Date and this Agreement shall be automatically renewed for subsequent Renewal Terms thereafter unless sooner terminated under Section 10.2.

     Section 10.2 TERMINATION. Subject to the procedures set forth in Article 11, this Agreement may be terminated as follows:

          (a) by LNY or Delaware in each case upon notice to each of the other parties at least 180 days prior to the expiration of the initial term or any Renewal Term, with such termination to become effective upon such expiration; and

          (b) by LNY or Delaware upon 30 days notice to each of the other parties, for any material breach of this Agreement unless such breach is cured within such notice period.

For the purpose of this Section 10.2(b) only, a "material breach" shall include, but not be limited to, the failure by Delaware to provide Accounting Services hereunder of a quality reasonably determined by LNY to be consistent with a superior level of service in the industry.


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                                   ARTICLE 11
                           PROCEDURES UPON TERMINATION

     Section 11.1 OBLIGATIONS UPON TERMINATION. Upon termination of this Agreement by any party under Article 10, each party shall be obligated to cooperate with each other party to provide for the transfer of all responsibilities, duties and obligations of this Agreement as may be necessary to ensure the orderly, undisrupted business of each party. Such cooperation shall include, but not be limited to, returning all papers, documents, materials or equipment to the party owning such materials. In the event that this Agreement is terminated by LNY under Section 10.2(b), LNY shall have the right to require Delaware to continue performing all or any part of its responsibilities, duties and obligations under this Agreement until the earlier of (a) 210 days following the date notice of such termination was given, or (b) the date that is 30 days after notice from LNY that Delaware shall cease such performance. For this purpose, (a) the terms of this Agreement (including without limitation the obligation of LNY to pay Delaware's fees under Article 5, and the obligation of Delaware to continue to exercise the standard of care required under Section 6.1 shall remain in effect with respect to the period in which Delaware is obligated to continue such performance, and (b) if any portion of Delaware's responsibilities, duties and obligations during such period are not so extended as required by LNY, the parties shall mutually agree in good faith on a reduction of fees which reflects the termination of such responsibilities, duties and obligations.

                                   ARTICLE 12
                         REPRESENTATIONS AND WARRANTIES

     Each party represents and warrants to the other parties as follows:

          Section 12.1 ORGANIZATION AND AUTHORITY. Such party is duly organized, validly existing and in good standing as a corporation under the laws of the state indicated on the first page of this Agreement, with the requisite authority and power, in conformity with applicable laws, rules and regulations, to execute and deliver this Agreement and to perform its obligations hereunder. Such party has taken all necessary action to authorize such execution, delivery and performance.

     Section 12.2 NO CONFLICT WITH LAWS. The execution, delivery and performance of this Agreement by such party do not conflict with or violate any laws applicable to such party, any provision of its constituent documents, any order or judgment of any court or governmental agency applicable to it or any of its assets or any contractual restriction binding on it or its assets.

     Section 12.3 OBLIGATION. This Agreement constitutes a legal, valid and binding obligation of such party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws relating to the enforcement of creditors' rights generally and subject to principles of equity.


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                                   ARTICLE 13
                                 PARENT GUARANTY

     Section 13.1 PARENT GUARANTY. Holdings hereby unconditionally guarantees the full and punctual performance of the covenants, agreements and obligations of Delaware under this Agreement, including but not limited to the payment when due of all amounts that may from time to time be payable by Delaware pursuant to
Section 6.2(b) (the "Guaranteed Obligations").

     Section 13.2 GUARANTY UNCONDITIONAL. The obligations of Holdings hereunder shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released or discharged by:

          (a) any extension, settlement, compromise, waiver or release in respect of any obligation of Delaware under this Agreement;

          (b) any modification or amendment of or supplement to this Agreement;

          (c) any change in the corporate existence, structure or ownership of Delaware, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting Delaware or its assets; or

          (d) any other act or omission to act or delay of any kind by Delaware, LNY, any Fund or any other person which would, but for the provisions of this paragraph (d), constitute a legal or equitable discharge of Holding's obligations hereunder;

provided, however, that in the event of any extension, settlement, compromise, waiver or release of any obligation of Delaware under this Agreement, or any modification or amendment of or supplement to this Agreement, the guaranty provided for in this Article 13 shall apply to the obligations of Delaware as so extended, settled, compromised, waived, released, modified, amended or supplemented.

     Section 13.3 DISCHARGE ONLY UPON PAYMENT OR PERFORMANCE IN FULL; REINSTATEMENT IN CERTAIN CIRCUMSTANCES. Holding's obligations hereunder shall remain in full force and effect until the Guaranteed Obligations shall have been paid or performed in full. If at any time any payment of Guaranteed Obligations by Delaware under this Agreement is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of Delaware or otherwise, Holding's obligations hereunder with respect to such payment shall be reinstated as though such payment had been due but not made at such time.

     Section 13.4 WAIVER BY HOLDINGS. Holdings irrevocably waives acceptance hereof, presentment, demand, protest and any notice not provided for herein, as well as any requirement that at any time any action be taken by any person against Delaware or any other person.

     Section 13.5 SUBROGATION. Upon making any payment with respect to Delaware hereunder, Holdings shall be subrogated to the rights of the payee against Delaware with respect to such payment; provided that Holdings shall not enforce payment by way of subrogation until all Guaranteed Obligations have been paid or performed in full.


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                                   ARTICLE 14
                               DISPUTE RESOLUTION

     Before commencing litigation of any dispute arising out of or relating to this Agreement, the parties shall attempt in good faith to resolve the dispute by the following means:

     Section 14.1 NEGOTIATION. The parties shall in good faith attempt to resolve any dispute arising out of or relating to this Agreement promptly by negotiations between executives who have authority to settle the controversy. A party may give the other parties written notice of any dispute not resolved in the normal course of business. Within 20 days after delivery of that notice, executives of the affected parties shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to exchange relevant information and to attempt to resolve the dispute. If the matter has not been resolved within 60 days of the disputing party's notice, or if the parties fail to meet within 20 days, either party may initiate mediation of the controversy or claim as provided in Section 14.2. If a negotiator intends to be accompanied at a meeting by an attorney, the other negotiator shall be given at least 3 Business Days' notice of that intention and may also be accompanied by an attorney.

     Section 14.2 MEDIATION. If the dispute has not been resolved by negotiation as provided in Section 14.1, the parties shall endeavor for an additional period of 60 days to settle the dispute by mediation under the then-current Center for Public Resources (CPR) Model Procedure for Mediation of Business Disputes. The neutral third party will be selected from the CPR Panel of Neutrals. If the parties encounter difficulty in agreeing on a neutral, they will seek the assistance of CPR in the selection process.

     Section 14.3 CONFIDENTIALITY. All activities under this Article 14 are confidential and shall be treated as compromise and settlement negotiations for purposes of the Federal Rules of Evidence and state rules of evidence.

                                   ARTICLE 15
                                  MISCELLANEOUS

     Section 15.1 AMENDMENT. This Agreement, including any Exhibits or Schedules, may be amended, modified or supplemented only in writing signed by Delaware, LNY, and any Fund affected thereby. This Agreement shall be binding upon all successors, assigns or transferees of the parties to this Agreement.

     Section 15.2 ASSIGNMENT. This Agreement and the rights, duties and obligations of the parties hereto shall not be assignable by any party, except assignment to successors in the case of mergers, sales of all or substantially all of the assets of such party or transfer of ownership by reorganization or similar restructuring to a successor in interest to the business of such party, without the prior written consent of the other parties, and any purported assignment in the absence of such consent shall be void.

     Section 15.3 NOTICES. All notices given or submitted pursuant to this Agreement shall be made in writing and shall be deemed given when (a) deposited with the United States Postal Service, postage prepaid, registered or certified mail, return receipt requested; (b) deposited with


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a nationally recognized overnight mail delivery service; (c) sent by facsimile with electronic confirmation of delivery or with a copy sent by mail as described in (a) or (b) above; or (d) delivered in person; all to the last address of record of each party being notified.

     Any notice under this Agreement to LNY shall be given to:

                  ATTN:         Troy D. Panning
                                2nd Vice President and Chief Financial Officer
                                Lincoln Life & Annuity Company of New York
                                120 Madison Street, Suite 1700
                                Syracuse, NY  13202
                  Phone:        (315) 428-8411
                  Facsimile:    (315) 428-8419

     With a copy to:

                  ATTN:         Robert O. Sheppard, Esq.
                                Corporate Counsel
                                Lincoln Life & Annuity Company of New York
                                120 Madison Street, Suite 1700
                                Syracuse, NY  13202
                  Phone:        (315) 428-8420
                  Facsimile:    (315) 428-8419


     Any notice under this Agreement to Delaware or Holdings shall be given to:

                  ATTN:         Michael J. Bishof
                                Vice President and Treasurer
                                Delaware Management Company
                                1818 Market Street; 7th Floor
                                Philadelphia, PA  19103
                  Phone:        (215) 255-2852
                  Facsimile:    (215) 255-1645

     With a copy to:

                                Richard J. Flannery
                                Managing Director, Corporate & Tax Affairs
                                Delaware Management Company
                                2005 Market Street
                                Philadelphia, PA  19103
                  Phone:        (215) 255-1244
                  Facsimile:    (215) 255-2822

     Any party may, by means of written notice in compliance with this Section 15.3, change the address or the identity of the person to whom any notice, or copy thereof, is to be sent.


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

     Section 15.4 SEVERABILITY. If any provision of this Agreement, as applied to any party or to any circumstances, shall be found by a court of competent jurisdiction to be void, invalid or unenforceable, the same shall in no way affect any other provision of this Agreement, the application of any such provision in any other circumstances, or the validity or enforceability of this Agreement; provided, however, that nothing in this Section 15.4 shall adversely affect the fundamental benefits received by the parties under this Agreement.

     Section 15.5 WAIVER. A waiver by any party of any of the terms and conditions of this Agreement in any one instance shall not be deemed or construed to be waiver of any such term or condition for the future, or of any subsequent breach thereof, nor shall it be deemed a waiver of performance of any other obligation hereunder. No waiver of any provision of this Agreement shall be valid unless agreed to in writing by the party or parties against whom such waiver is sought to be enforced.

     Section 15.6 ENTIRE AGREEMENT. This Agreement contains the entire understanding of the parties hereto relating to the subject matter of this Agreement and supersedes all prior and collateral agreements, understandings, statements and negotiations of the parties.

     Section 15.7 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the conflict of law provisions thereof.

     Section 15.8 SECTION AND PARAGRAPH HEADINGS. The titles of the sections and paragraphs of this Agreement are for convenience only and shall not in any way affect the interpretation of any provision or condition of this Agreement.

     Section 15.9 COUNTERPARTS. This Agreement may be executed in counterparts which, taken together, shall constitute the whole of the Agreement as between the parties.


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         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.


                       LINCOLN LIFE & ANNUITY COMPANY OF NEW YORK


                       By:
                          ---------------------------------------------
                                Joanne B. Collins

                       Title: President and Treasurer

                       Date:
                            -------------------------------------------



                       DELAWARE MANAGEMENT HOLDINGS, INC.


                       By:
                          ---------------------------------------------
                                David K. Downes

                       Title: Executive Vice President & Chief Operating Officer

                       Date:
                            -------------------------------------------



                       DELAWARE SERVICE COMPANY, INC.


                       By:
                          ---------------------------------------------
                                Michael P. Bishof

                       Title: Vice President & Treasurer

                       Date:
                            -------------------------------------------


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                                SCHEDULE 1.1 (a)

                               ACCOUNTING SCHEDULE


The following services will be provided by Delaware for the duration of the Services Agreement. The Separate Accounts (and their respective Sub-Accounts) for which these services will be provided are as follows:

     -    Separate Account H
     -    Separate Account N
     -    Separate Account Q
     -    Separate Account L
     -    Separate Account M
     -    Separate Account R
     -    Separate Account S

Daily Unit Value Calculations:

     1.   Maintain Portfolio History
               -    Accrue dividends and expenses to each Sub-Account
               -    Maintain gain/loss history for each Sub-Account
               -    Maintain record of holdings for each Sub-Account
     2.   Record and reconcile shareholder activity
               - Book subscription, liquidations, and dividend reinvestments to each Sub-Account
               -    Record settlements of shareholder activity
               - Reconcile Sub-Account units outstanding to LNY administrative systems
               - Establish controls for daily pricing of units outstanding of each Sub-Account
     3.   Calculate the Unit Value for each LNY Separate Account Sub-Account
     4. Disseminate daily Unit Values to interested parties (I.E., Lipper, Morningstar, etc.) as mutually agreed upon by LNY and Delaware
     5.   Resolve daily pricing and/or custody discrepancies
     6. Accept NAVs from applicable managers, advisors, and subadvisors for purposes of calculating Unit Values of pertinent Separate Account Sub-Accounts

Financial Reporting:


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

     1. Provide LNY with an automated transmission of Separate Account Sub-Account financial data into the LNY General Ledger

     2. Provide other ancillary schedules as mutually agreed upon by LNY and Delaware

Other Services:

     1. Support business relationships with LNY business partners (I.E., advisors, custodians, banks, third party administrators, etc.)
          -    Provide portfolio holdings and security valuation reports
          - Prepare cash forecasts and reconciliations as mutually agreed upon by LNY and Delaware
          -    Assist in security settlements
          -    Resolve cash discrepancies
          - Other reasonable requests as mutually agreed upon by LNY and Delaware
     2. Disseminate reconciliation data to interested parties for daily balancing needs as mutually agreed upon by LNY and Delaware
     3. Provide process control data as mutually agreed upon by LNY and Delaware
     4. Perform daily cash reconciliations for each Separate Account provided that the bank(s) and/or third party mutual fund complex(es) send the necessary information to perform such reconciliations
     5. Perform weekly asset reconciliations for each Separate Account provided that the bank(s) and/or mutual fund complex(es) send the necessary information to perform such reconciliations

                                  SCHEDULE 2.1

                        PROCEDURES FOR CORRECTING ERRORS

     The following charts set forth certain procedures to be followed in the event of errors in the calculation of the Unit Values. There are two separate charts. CHART I outlines the procedures to be followed in the event that the error is greater than or equal to 0.5% of the Separate Account's Unit Value. CHART II outlines the procedures in the event that the error is less than 0.5%. Each of the Charts assumes that the error in the Unit Value is at least $0.01. If the error is less that $0.01, no action will be taken.

     The procedures set forth in these Charts are designed to be consistent with informal positions taken by the Securities and Exchange Commission (the "SEC") with respect to errors in the calculation of net asset values or unit values. The parties to the Services Agreement shall negotiate in good faith to amend this Schedule 2.1 as appropriate in the event that: (a) the SEC modifies, amends, or supplements such positions, or issues any other regulatory guidance with respect to unit values; or (b) a Unit Value changes to a degree that alternative error correction procedures should be considered.


                                     CHART I
                       ERROR GREATER THAN OR EQUAL TO 0.5%

--------------------------------------------------------------------------------------------------
   TYPE OF TRANSACTION        UNIT VALUE UNDERSTATED                  UNIT VALUE OVERSTATED
--------------------------------------------------------------------------------------------------
Subscription              Make Separate Account Whole(1)          Reprocess(2)
--------------------------------------------------------------------------------------------------
Redemption                Reprocess(3)                            Make Separate Account Whole(1)
--------------------------------------------------------------------------------------------------


                                    CHART II
                              ERROR LESS THAN 0.5%

--------------------------------------------------------------------------------------------------
   TYPE OF TRANSACTION        UNIT VALUE UNDERSTATED                  UNIT VALUE OVERSTATED
--------------------------------------------------------------------------------------------------
Subscription              Make Separate Account Whole(4)          No Action(5)
--------------------------------------------------------------------------------------------------
Redemption                No Action(6)                            Make Separate Account Whole(4)
--------------------------------------------------------------------------------------------------

(1) Alternatively, at LNY's discretion, all shareholder transactions can be reprocessed. The shareholder would be the Contractowner.

(2) Reprocessing would occur for all transactions where the shareholder effect is greater than $10.00.

(3) Reprocessing would occur for all transactions where the shareholder effect is greater than $10.00. LNY would reimburse the shareholder.

(4) Alternatively, at LNY's discretion, the shareholder transactions can be reprocessed. At the Separate Account level, the shareholder would be the Contractowner.

(5) Alternatively, LNY could determine to reprocess the transactions.

(6) Alternatively, LNY could determine to reprocess transactions and reimburse the shareholders.


                                  SCHEDULE 3.1

                              DATA PROVIDED BY LNY


The following information represents data that will be provided by LNY to Delaware for the purpose of enabling Delaware to perform the accounting services pursuant to the Services Agreement.

     1. By 9:00 a.m., New York time, each Business Day, LNY will provide Delaware with trade activity (by Sub-Account) for the purpose of adding this information to the outstanding assets of each Sub-Account. This daily trade activity will include a net purchase or redemption amount by Sub-Account, the net number of units purchased by Sub-Account by LNY clients the preceding Business Day or days, and Fund share purchases and sales in dollars and share amounts.

     2. By 9:00 a.m., New York time, each Business Day, LNY will provide Delaware with the number of outstanding units within each Sub-Account for purposes of balancing to the number of units used in the daily Unit Value calculation.


Note: In the event that LNY identifies erroneous data in their daily transmission of trade activity while performing their balancing routine subsequent to the transmission, LNY will inform Delaware of the erroneous information via telephone.

                                  SCHEDULE 3.2

        DATA PROVIDED BY UNAFFILIATED MUTUAL FUNDS AND SERVICE PROVIDERS


The following information represents data that will be provided by third parties to Delaware pursuant to Section 3.2 of the Services Agreement.

     1. Each evening of a Business Day, all applicable Fund managers, advisors, or subadvisors will provide to Delaware (via fax), the daily Net Asset Values of such funds no later than 6:00p.m., New York time. [See note below.]

     2. Each evening of a Business Day, Delaware will obtain the daily Net Asset Values of such of its own funds as are underlying investments in LNY's delivery timelines specified in this Services Agreement.

     3. Delaware will accept data from and work with LNY business partners in a relationship accepted in the industry as a normal working relationship. These types of relationships would include cooperating with custodians, portfolio managers, etc. for the purpose of conducting daily business transactions.


Note: In the event that Delaware does not receive timely NAVs or trade information from Fund managers, advisors, or subadvisors which causes Delaware to be incapable of calculating a Unit Value using mutually agreed upon processing procedures or causes Delaware to estimate a Unit Value, then Delaware and LNY must mutually agree upon the processing activities to take place on that particular valuation date.